Exhibit 17

ICAP FUNDS, INC.

ICAP DISCRETIONARY EQUITY FUND

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors of ICAP Funds, Inc. (the “Corporation”) and relates to a proposal with respect to the ICAP Discretionary Equity Fund (the “Fund”), a series of the Corporation.  The undersigned hereby appoints Pamela H. Conroy as proxy for the undersigned to attend the Special Meeting of the Shareholders of the Portfolio to be held at 225 West Wacker Drive, Suite 2400, Chicago, Illinois 60606, on August 12, 2005 at 1:00 p.m., Central Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.  The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement/Prospectus and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below.  If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposal described in the Proxy Statement/Prospectus and in the discretion of the above-named proxy on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

DATE:                                                                                                  , 2005

NOTE:  Please date and sign exactly as your name appears on the records of the Fund.  If joint owners, each holder should sign this proxy.  When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation or other entity or in another representative capacity, please give your full title.

Signature(s)

The Board of Directors recommends a vote FOR the following:

Please indicate by filling in the appropriate box below.

1.

A proposal to approve the reorganization of the

FOR

AGAINST

ABSTAIN

ICAP Discretionary Equity Fund with and into

☐

☐

☐

the ICAP Equity Fund as described in the

accompanying Proxy Statement/Prospectus, including

approval of Articles of Amendment to reclassify shares

of the ICAP Discretionary Equity Fund into shares of

the ICAP Equity Fund.

In her discretion, the named proxy may vote to transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

WE NEED YOUR VOTE BEFORE 1:00 P.M., CENTRAL TIME ON AUGUST 12, 2005

Your vote is important.  If you do not expect to attend the meeting, please complete and return this proxy card promptly in the enclosed postage-paid envelope.  Your prompt voting by proxy will help assure a quorum at the meeting.  Voting by proxy will not prevent you from personally casting your votes at the meeting.  You may revoke your proxy before it is exercised at the meeting by submitting to the Secretary of the Fund a written notice of revocation or a subsequently signed proxy card, or by attending the meeting and voting in person.

THANK YOU FOR YOUR TIME